EXHIBIT 23-b

CONSENT OF EXPERT

I consent to the incorporation by reference in this Registration Statement of Meritor, Inc. (“Meritor”) on Form S-8 of the references to me in the Annual Report on Form 10-K of Meritor for the fiscal year ended October 2, 2016 (as amended), under the headings “Item 1. Business – Environmental Matters” and “Item 3. Legal Proceedings”.

/s/ April Miller Boise
April Miller Boise
Senior Vice President, General Counsel
and Corporate Secretary

Date: February 3, 2017